EXHIBIT 21.1

U.S. HOME SYSTEMS, INC.

Subsidiaries

U.S. Remodelers, Inc. – Delaware Corporation

USA Deck, Inc. – Delaware Corporation

First Consumer Credit, Inc. – Texas Corporation

U.S. Windows Corporation – California Corporation

Facelifters Home Systems, Inc. – Delaware Corporation

Effective December 31, 2005, USA Deck, Inc. merged with and into U.S. Remodelers, Inc., with U.S. Remodelers,

Inc. being the surviving corporation. U.S. Remodelers assumed all of the liabilities, obligations and agreements of

USA Deck, Inc.